Exhibit 99.1

SPX FLOW Appoints Jonathan M. Pratt to Board of Directors

CHARLOTTE, N.C., August 24, 2020 -- SPX FLOW, Inc. (NYSE:FLOW), a leading provider of process solutions, has appointed Jonathan M. Pratt as an additional independent director effective August 20, 2020.

“Mr. Pratt’s global experience and demonstrated leadership in the life sciences sector will offer great value to SPX FLOW as we seek to expand our presence in this market. He also has extensive knowledge in both the food and beverage and industrial markets, which is an excellent fit with our Company strategy,” said Anne Altman, Board of Directors Member and Chair of the Nominating & Governance Committee, which led the search. “Additionally, Mr. Pratt is aligned to our focus on people and culture, creating an outstanding customer experience and high return on investment. He is a transformational, people-oriented leader with an impressive record of driving profitable growth.”

Mr. Pratt is Senior Vice President at Waters Corporation and President of its TA Instruments business. Previously, he held executive leadership positions at Danaher Corporation and Pall Corporation. He holds a B.S. degree in chemistry from the University of Reading, UK and an MBA from New York University’s Stern School of Business.

As part of the SPX FLOW Board, Mr. Pratt will be a member of the Audit, Compensation, and Nominating & Governance Committees.

SPX FLOW was advised in the search by Egon Zehnder.

About SPX FLOW, Inc.
Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) innovates with customers to help feed and enhance the world by designing, delivering and servicing high value process solutions at the heart of growing and sustaining our diverse communities. The company's product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of sanitary and industrial markets. SPX FLOW had approximately $1.5 billion in 2019 annual revenues and has operations in more than 30 countries and sales in more than 140 countries. To learn more about SPX FLOW, please visit www.spxflow.com.

Media Contact:
Melissa Buscher
Chief Communications Officer
Melissa.buscher@spxflow.com
704-449-9187